Exhibit 10.1

FORM OF EXECUTIVE EMPLOYMENT AGREEMENT

May 5, 2015

Dear [____________]:

This letter will confirm the terms of your employment with KCAP Financial, Inc. (the “Company”) under the terms and conditions that follow. This letter shall be effective as of May 5, 2015 (the “Effective Date”), and supersedes in its entirety any prior verbal or written agreement between you and the Company.

1.            Term, Position and Duties.

(a)            Subject to earlier termination as hereafter provided, your employment shall continue through December 31, 2015, and will be automatically extended for one year on January 1, 2016, and on each succeeding January 1 unless previously terminated by nonrenewal in writing by you or an expressly authorized representative of the Company, in either case, upon not less than thirty (30) days’ written notice prior to the end of the then current year. The term of this agreement, as from time to time extended, is hereafter referred to as “the term of this agreement” or “the term hereof”. You will be employed by the Company as its [________________]. You will report to the [__________] of the Company.

(b)            You agree to perform the duties of your position as [________________] and such other duties as may reasonably be assigned to you from time to time. You also agree that you will (i) devote your business time, best efforts, business judgment, skill and knowledge to the advancement of the business and interests of the Company and its Affiliates, and (ii) comply with all Company Codes of Ethics, policies, procedures and handbooks, including without limitation any policies or procedures relating to securities laws compliance.

(c)            From time to time, you may be employed by one or more Affiliates of the Company in a similar capacity to your employment with the Company. The terms and conditions of your employment by such Affiliates will be the same as the terms and conditions of your employment with the Company, as set forth herein (ie, not additional). In that regard, that portion of the compensation and benefits that are allocable to your services to an Affiliate shall be the responsibility of the Affiliate, though we note the Company intends to provide benefits provided to employees generally on a centralized basis among its Affiliates. To the extent that you are employed by an Affiliate, references in this agreement to the Company shall mean the Affiliate, where appropriate. To effectuate such employment with any Affiliate, the Affiliate will provide to you a letter confirming your employment status. The allocation of your working time between duties for the Company and any of the Affiliates may be adjusted from time to time by the Company as it determines appropriate. As a condition to your employment with the Company and the Affiliates, it is required that you keep complete and accurate records of the time you spend performing your duties under this agreement and the nature thereof.

2.            Compensation and Benefits. During your employment, as compensation for all services performed by you for the Company and its Affiliates, the Company will provide you the following pay and benefits:

(a)            Annual Base Salary. The Company will pay you an annual base salary at the rate of [______________] Dollars ($[___________]) per year, payable in accordance with the regular payroll practices of the Company and subject to increase from time to time by the Board of Directors of the Company (the “Board”) in its sole discretion.

(b)            Annual Bonus Compensation. During each calendar year during the term of this Agreement, you will be eligible to receive such annual bonus as may be determined in the discretion of the Board; provided, however, it is contemplated that the target amount for each such annual discretionary bonus (assuming that all performance targets have been satisfied) will be [________________] Dollars ($[_______]). Annual discretionary bonus awards will be determined by the Board in its sole discretion, based on your performance and that of the Company against goals established annually by the Board (and consistent with those set forth in the Company’s annual budget and/or strategic plan) and will be paid in the succeeding calendar year on or before January 31; provided, however, that if such annual bonus is intended to constitute performance-based compensation within the meaning of, and for purposes of, Section 162(m) of the Code, then such annual bonus will be payable only to the extent the applicable performance criteria have been satisfied as certified by a committee of the Board as required under Section 162(m) of the Code. The Board reserves the right in its sole discretion to reduce or eliminate such bonus based on the financial circumstances of the Company in addition to your performance against these goals.

(c)            Restricted Stock. You shall be eligible for annual discretionary grants of restricted stock of the Company (or similar equity-based compensation). The amount of such grants, if any, shall be subject to the sole discretion of the Board. Such grants shall be subject to the applicable award agreement terms, equity plan terms, and any applicable shareholder agreements and other restrictions and limitations generally applicable to common stock of the Company or equity awards held by Company executives or otherwise imposed by law.

(d)            Purchased Equity. Subject to all policies (including any policies implemented by the Company which restrict the ability of officers, directors and other Affiliates to invest in the Company-advised funds), agreements, plans and conditions that are generally applicable to such investments, as determined by the Company, you will have the right, but not the obligation, to purchase equity of Company-advised funds on terms equivalent to those received by other investors.

(e)            Participation in Employee Benefit Plans. You will be entitled to participate in all employee benefit plans from time to time in effect for employees of the Company generally (including paid time off and vacation benefits), except to the extent such plans are duplicative of benefits otherwise provided you under this agreement. Your participation will be subject to the terms of the applicable plan documents and generally applicable Company policies.

(f)            Reimbursement of Business Expenses. You will be entitled to reimbursement for reasonable business expenses incurred by you in accordance with the Company’s policies. Any such reimbursement of expenses shall be made by the Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to the Company.

(g)            Indemnification. In a form to be determined by the Board in its sole discretion, the Company shall provide you with indemnification in your capacity as an officer and/or member of the Board as provided in a separate agreement between you and the Company.

3.            Confidential Information and Restricted Activities.

(a)            Confidential Information. During the course of your employment with the Company or its Affiliates, you will learn of and have access to Confidential Information, and you may develop Confidential Information on behalf of the Company or its Affiliates. You agree that you will not use or disclose to any Person (except as required by applicable law or for the proper performance of your regular duties and responsibilities for the Company) any Confidential Information obtained by you incident to your employment or any other association with the Company or any of its Affiliates, whether prior or subsequent to the Effective Date. You understand that this restriction shall continue to apply after your employment terminates, regardless of the reason for such termination.

(b)            Protection of Documents. All documents, records and files, in any media of whatever kind and description, relating to the business, present or otherwise, of the Company or any of its Affiliates, and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by you shall be the sole and exclusive property of the Company, provided that, for the avoidance of doubt, any of your personal contacts (whether hard copy or electronic) and any personal files do not constitute “Documents” for purposes of this Section 3(b) and may be retained by you following your termination of employment. You agree to safeguard all Documents and to surrender to the Company, at the time your employment terminates or at such earlier time or times as the Board or its designee may specify, all Documents then in your possession or control.

(c)            Non-Competition. You acknowledge that in your employment with the Company you will have access to Confidential Information which, if disclosed, would assist in competition against the Company and its Affiliates and that you also will generate goodwill for the Company and its Affiliates in the course of your employment. Therefore, you agree that the following restrictions on your activities during and after your employment are necessary to protect the goodwill, Confidential Information and other legitimate interests of the Company and its Affiliates:

(i)            Except as otherwise provided in paragraph (iii), below, while you are employed by the Company or its Affiliates and for the twelve (12) months after your employment (or service with an Affiliate, if later) terminates (in the aggregate, the “Non-Competition Period”), except as otherwise specifically provided in the last sentence of this Section 3(c)(i), you agree that you will not, without the prior written consent of the Company, directly or indirectly, own, manage, operate, join, control, finance, or participate in the ownership, marketing, management, operation, control, fundraising or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant, or otherwise use or permit your name to be used in connection with any business or enterprise engaged in the United States in the business of structuring middle market lending vehicles, analyzing and acquiring loans and other assets to be held by such vehicles, arranging for the issuance of debt and preferred securities of such vehicles, act as collateral manager for such securitizations, structuring CDO or CLO securitization vehicles or funds that invest in corporate debt instruments. Notwithstanding the foregoing, nothing in this Section 3(c)(i) shall prevent you from working (whether as an employee or an independent contractor) for any business or enterprise that includes multiple lines of business, including lines of business that are described in this Section 3(c)(i), so long as the line of business for which you are working does not, directly or indirectly, include or otherwise conduct any of the activities described in this Section 3(c)(i). Further notwithstanding the foregoing, if you serve as legal counsel for the Company, this Section 3(c)(i) shall not prohibit you from working for any other company in the capacity as legal counsel for such company.

(ii)            You agree that during your employment with the Company and its Affiliates and during the twenty-four (24) months after your termination of employment with the Company or its Affiliates, you will not, directly or through any other Person, (A) hire any employee of the Company or any of its Affiliates or seek to persuade any employee of the Company or any of its Affiliates to discontinue employment, other than as a result of a general advertisement or solicitation not targeted at any particular individual, or (B) solicit or encourage any customer or investor of the Company or any of its Affiliates or independent contractor providing services to the Company or any of its Affiliates to terminate or diminish its relationship with them.

(iii)            If you are terminated by the Company without Cause, or you terminate your employment with the Company for Good Reason, you may request at any time that the Company shorten the duration of your post-termination Non-Competition Period to less than twelve (12) months; provided, that, if the Company grants your request, your Severance Period (as defined in Section 5(b)) shall be begin on your date of termination and end on the last day of your shortened post-termination Non-Competition Period.

(d)            Non-Disparagement. You and the Company each agree that during your employment with the Company and thereafter, neither party will disparage the other, including any products, services or practices, any affiliates, directors, officers, agents, representatives, stockholders or affiliates of the Company, either orally or in writing at any time.

(e)            Reasonableness; Enforcement. In signing this agreement, you give the Company assurance that you have carefully read and considered all the terms and conditions of this agreement, including the restraints imposed on you under this Section 3. You agree without reservation that these restraints are necessary for the reasonable and proper protection of the Company and its Affiliates and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. You further agree that, were you to breach any of the covenants contained in this Section 3, the damage to the Company and its Affiliates would be irreparable. You therefore agree that the Company, in addition to any other remedies available to it, shall be entitled to preliminary and permanent injunctive relief against any breach or threatened breach by you of any of those covenants, without having to post bond, and will additionally be entitled to an award of attorney’s fees incurred in connection with securing any relief hereunder. You and the Company further agree that, in the event that any provision of this Section 3 is determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, that provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law. You further agree that the Non-Competition Period shall be tolled, and shall not run, during any period of time in which you are in violation of the terms thereof, in order that the Company and its Affiliates shall have all of the agreed-upon temporal protection recited herein. No breach of any provision of this agreement by the Company, or any other claimed breach of contract or violation of law, or change in the nature or scope of your employment relationship with the Company, shall operate to extinguish your obligation to comply with Section 3 hereof. It is also agreed that each of the Company’s Affiliates shall have the right to enforce all of your obligations to that Affiliate under this agreement, including without limitation pursuant to this Section 3.

4.            Termination of Employment. Your employment under this agreement may be terminated prior to the expiration of the term hereof pursuant to this Section 4:

(a)            Resignation without Good Reason. You may resign your employment hereunder without Good Reason upon thirty (30) days’ written notice to the Company. The Board may elect to waive such notice period or any portion thereof; but in that event, the Company shall pay you your base salary for that portion of the notice period so waived.

(b)            Resignation for Good Reason. You may resign your employment hereunder for Good Reason (as defined below) if all the following conditions are satisfied: (i) you provide prompt written notice to the Company of the condition giving rise to the Good Reason; (ii) the condition specified in the notice must remain uncorrected for thirty (30) days after the Company’s receipt of such notice; and (iii) you terminate your employment within ten (10) days following the expiration of such thirty (30) day cure period.

(c)            Termination without Cause. The Company may terminate your employment at any time without Cause upon written notice to you.

(d)            Termination for Cause. The Company may terminate your employment for Cause upon written notice to you setting forth in reasonable detail the nature of the cause in accordance with this Section 4(d). The following shall constitute “Cause” for termination: (i) your repeated material failure to perform (other than by reason of Disability), or gross negligence in the performance of, your duties and responsibilities to the Company or any of its Affiliates which failure is not cured within thirty (30) days after written notice of such failure or negligence is delivered to you; (ii) your material breach of this agreement or any other agreement between you and the Company or any of its Affiliates which breach is not cured within thirty (30) days after written notice of such breach is delivered to you; (iii) commission by you of a felony involving moral turpitude or fraud with respect to the Company or any of its Affiliates; (iv) your being sanctioned by a federal or state government or agency with violations of federal or state securities laws in any judicial or administrative process or proceeding, or having been found by any court to have committed any such violation; or (v) your failure to comply with (A) any material Company policy, including without limitation, the Code of Ethics of the Company or any of its Affiliates to which you are bound, or (B) any legal or regulatory obligations or requirements, including, without limitation, failure to provide any certifications as may be required by law which is not cured within thirty (30) days after written notice of such violation is delivered to you.

(e)            Death. Your employment shall terminate upon your death.

(f)            Disability. Your employment shall terminate upon your Disability.

5.            Company Obligations upon Termination of Employment.

(a)            In General. Upon your termination of employment for any reason, you (or your estate, if applicable) shall be entitled to receive (i) any base salary earned but not paid through your date of termination, (ii) any accrued but unused vacation pay calculated through your date of termination, (iii) any accrued but unpaid expense reimbursements calculated through your date of termination, and (iv) any benefits as may be provided under the terms of any Company employee benefit plan or program. Except as otherwise provided in this Section 5, all of your rights to salary, bonus, fringe benefits and other compensation hereunder which accrue or become payable after the date of your termination of employment shall cease upon the date of such termination, other than those expressly required under applicable law (such as COBRA).

(b)            Termination as a Result of Death, Disability, By Company without Cause, or By You with Good Reason. In the event of termination of your employment by the Company without Cause, due to death or Disability, or a resignation of your employment by you for Good Reason, for a period of 12 months after your termination of employment (or such shorter period as provided pursuant to Section 3(c)(iii)), during such period (the “Severance Period”), the Company will continue to pay you your base salary (the “Severance Payments”) and pay you an amount equal, on an after-tax basis, to the premium cost of your health insurance on the same terms and conditions as it contributes for active employees provided that you (or your beneficiaries) make a timely election under the federal law known as “COBRA” and provided further that you are entitled to continue participation in the Company’s group health plan under applicable law and plan terms (the “Health Care Payments”). In addition, within sixty (60) days of your termination the Company will pay you a lump sum cash amount (the “Bonus Payment”) equal to the product of (i) your average annual bonus for the prior three (3) calendar years, and (ii) the ratio of (A) the number of days you were employed by the Company during the calendar year in which occurs your termination, to (B) the number of days in such year.

(c)            Termination without Cause or for Good Reason in Connection with a Change in Control. Notwithstanding the foregoing, if your employment is terminated by the Company without Cause or by you for Good Reason within twenty four (24) months following a Change in Control you shall (i) receive the Severance Payments, Health Care Payments and Bonus Payment provided in Section 5(b) hereof, provided that your Severance Period under such circumstances shall be twenty-four (24) months; and (ii) become fully vested in all equity and equity-based awards granted to you by the Company.

(i)            Notwithstanding anything to the contrary contained in this agreement, to the extent that any amount, or benefits paid or distributed to you pursuant to this agreement or any other agreement or arrangement between the Company and you (collectively, the "280G Payments") (A) constitute a "parachute payment" within the meaning of Section 280G of the Code and (B) but for this Section 5(c), would be subject to the excise tax imposed by Section 4999 of the Code, then the 280G Payments shall be payable either (i) in full or (ii) in such lesser amount which would result in no portion of such 280G Payments being subject to excise tax under Section 4999 of the Code; whichever of the foregoing amounts, taking into account the applicable federal, state and local income or excise taxes (including the excise tax imposed by Section 4999) results in your receipt on an after-tax basis, of the greatest amount of benefits under this agreement, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. Unless you and the Company otherwise agree in writing, any determination required under this Section 5(c) shall be made in writing by an independent public accountant selected by the Company (the "Accountants"), whose determination shall be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required by this Section 5(c), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and you shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company shall bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section, as well as any reasonable legal or accountant expenses, or any additional taxes, that you may incur as a result of any calculation errors made by the Accountant and/or the Company in connection with the Code Section 4999 excise tax analysis contemplated by this Section 5(c).

(ii)            If you receive reduced 280G Payments by reason of this Section 5(c) and it is established pursuant to a final determination of the court or an Internal Revenue Service proceeding that you could have received a greater amount without resulting in an excise tax, then the Company shall promptly thereafter pay you the aggregate additional amount which could have been paid without resulting in an excise tax as soon as practicable.

(iii)            The parties agree to cooperate generally and in good faith with respect to (A) the review and determinations to be undertaken by the Accountants as set forth in this Section 5(c) and (B) any audit, claim or other proceeding brought by the Internal Revenue Service or similar state authority to review or contest or otherwise related to the determinations of the Accountants as provided for in this Section 5(c), including any claim or position taken by the Internal Revenue Service that, if successful, would require the payment by you of any additional excise tax, over and above the amounts of excise tax established under the procedure set forth in this Section 5(c).

(iv)            The reduction of 280G Payments, if applicable, shall be effected in the following order (unless you, to the extent permitted by Section 409A of the Code, elect another method of reduction by written notice to the Company prior to the Section 280G event): (A) any cash severance payments, (B) any other cash amounts payable to you, (C) any health and welfare or similar benefits valued as parachute payments, (D) acceleration of vesting of any stock options for which the exercise price exceeds the then fair market value of the underlying stock, in order of the option tranches with the largest Section 280G parachute value, (E) acceleration of vesting of any equity award that is not a stock option, (F) acceleration of vesting of any stock options for which the exercise price is less than the fair market value of the underlying stock in such manner as would net you the largest remaining spread value if the options were all exercised as of the Section 280G event, and (G) acceleration of vesting of any restricted stock or other non-option equity-based compensation in the order of the equity awards with the largest Section 280G parachute value.

(d)            Release and Cooperation. Any obligation of the Company to provide you Severance Payments, Health Care Payments and/or Bonus Payment under Section 5(b), (c) or (d) hereof is conditioned upon your signing and not revoking (and the expiration of any period of revocation associated therewith) a release of claims in the form provided by the Company (the “Employee Release”) by the deadline specified by the Company (which shall be no later than sixty (60) days following your termination of employment). Any and all Severance Payments will be in the form of salary continuation, and the Severance Payments and Health Care Payments will be payable in accordance with the normal payroll practices of the Company, and will begin on the first payroll date following the sixtieth (60th) day following your termination of employment. The first of any such payments will include all Severance Payments and Health Care Payments that otherwise would have been due prior to such first payment date had such payments commenced immediately upon your termination of employment; any payments made thereafter will continue as otherwise provided herein.

(e)            Survival. Provisions of this agreement shall survive any termination if so provided in this agreement or if necessary or desirable to accomplish the purposes of other surviving provisions, including without limitation your obligations under Section 3 of this agreement. The obligation of the Company (if any) to make payments to you under Sections 5(b) or (c) is expressly conditioned upon your continued full performance of obligations under Section 3 hereof. Upon termination by either you or the Company, all rights, duties and obligations of you and the Company to each other shall cease, except as otherwise expressly provided in this agreement.

6.            Definitions. For purposes of this agreement, the following definitions apply:

(a)            “Affiliates” means all persons and entities directly or indirectly controlling, controlled by or under common control with the Company, where control may be by management authority, equity interest or otherwise.

(b)            “Change in Control” means:

(i)            The acquisition by any person, entity or “group”, within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act (excluding, for this purpose, the Company or its Affiliates) of beneficial ownership of 33% or more of either the then outstanding shares of the Company’s common stock or the combined voting power of the Company’s then outstanding voting securities entitled to vote generally in the election of directors.

(ii)            Individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any person who first becomes a director subsequent to the date hereof whose recommendation, election or nomination for election by the Company’s stockholders was approved by a vote of at least a majority of the directors then comprising the Incumbent Board (other than an election or nomination of an individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the directors of the Company as described in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) shall be, for the purposes of this agreement, considered as though such person were a member of the Incumbent Board; or

(iii)            Approval by the stockholders of the Company of a reorganization, share exchange, merger or consolidation with respect to which, in any such case, the persons who were the stockholders of the Company immediately prior to such reorganization, share exchange, merger or consolidation do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote in the election of directors of the reorganized, merged or consolidated company;

(iv)            Approval by the stockholders of a plan of complete liquidation or dissolution of the Company; or

(v)            A sale of all or substantially all of the assets of the Company.

(c)            “Code” means the Internal Revenue Code of 1986, as amended.

(d)            “Confidential Information” means any and all information of the Company and its Affiliates that is not generally available to the public and any and all material information not generally available to the public gained incident to your employment or any other association with the Company or any of its Affiliates. Confidential Information also includes any information received by the Company or any of its Affiliates from any Person with any understanding, express or implied, that it will not be disclosed. Confidential Information does not include information that enters the public domain, other than through your breach of your obligations under this agreement.

(e)            “Disability” means your inability to perform the essential duties, responsibilities and functions of your position with the Company (as determined by the Board in its good faith judgment, consistent with its policies and past practice) as a result of any mental or physical disability or incapacity even with reasonable accommodations of such disability or incapacity provided by the Company or if providing such accommodations would be unreasonable.

(f)            “Good Reason” means, without your consent, the occurrence of one or more of the following events: (i) material diminution in the nature or scope of your responsibilities, duties or authority relating to the Company as contemplated by this agreement; (ii) material reduction in annual base salary; (iii) failure by the Company to provide a target bonus opportunity equal to the amount set out in Section 2(b) above; (iv) your being required to relocate to a principal place of employment outside of New York, New York; (v) the Company’s failure to renew this agreement in accordance with Section 1(a); or (vi) a change in reporting relationships resulting from a Change in Control that occurs in anticipation of or within twenty four (24) months after a Change in Control.

(g)            “Person” means an individual, a corporation, a limited liability company, an association, a partnership, an estate, a trust or any other entity or organization, other than the Company or any of its Affiliates.

7.            Conflicting Agreements. You hereby represent and warrant that your signing of this agreement and the performance of your obligations under it will not breach or be in conflict with any other agreement to which you are a party or are bound and that you are not now subject to any covenants against competition or similar covenants or any court order that could affect the performance of your obligations under this agreement. You agree that you will not disclose to or use on behalf of the Company any proprietary information of a third party without that party’s consent.

8.            Forfeiture and/or Repayment of Compensation. You hereby acknowledge and agree that you are subject to any compensation forfeiture or repayment obligations that may apply pursuant to the Sarbanes-Oxley Act of 2002, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, and any applicable Company policy.

9.            Withholding. All payments made by the Company under this agreement shall be reduced by any tax or other amounts required to be withheld by the Company under applicable law.

10.            Assignment. Neither you nor the Company may make any assignment of this agreement or any interest in it, by operation of law or otherwise, without the prior written consent of the other; provided, however, that the Company may assign its rights and obligations under this agreement without your consent to one of its Affiliates or to any Person with whom the Company shall hereafter affect a reorganization, consolidate with, or merge into or to whom it transfers all or substantially all of its properties or assets. This agreement shall inure to the benefit of and be binding upon you and the Company, and each of your and its respective successors, executors, administrators, heirs and permitted assigns.

11.            Severability. If any portion or provision of this agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this agreement shall be valid and enforceable to the fullest extent permitted by law.

12.            Resolution of Disputes. Except as provided in Section 3(e), any dispute or controversy arising with respect to this Agreement and your employment hereunder (whether based on contract or tort or upon any federal, state or local statute, including but not limited to claims asserted under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, as amended, any state Fair Employment Practices Act and/or the Americans with Disability Act) shall, at the election of either you or the Company, be submitted to JAMS for resolution in arbitration in accordance with the rules and procedures of JAMS. Either party shall make such election by delivering written notice thereof to the other party at any time (but not later than forty five (45) days after such party receives notice of the commencement of any administrative or regulatory proceeding or the filing of any lawsuit relating to any such dispute or controversy) and thereupon any such dispute or controversy shall be resolved only in accordance with the provisions of this Section 12. Any such proceedings shall take place in New York, New York before a single arbitrator (rather than a panel of arbitrators), pursuant to any streamlined or expedited (rather than a comprehensive) arbitration process, before a non-judicial (rather than a judicial) arbitrator, and in accordance with an arbitration process which, in the judgment of such arbitrator, shall have the effect of reasonably limiting or reducing the cost of such arbitration. The resolution of any such dispute or controversy by the arbitrator appointed in accordance with the procedures of JAMS shall be final and binding. Judgment upon the award rendered by such arbitrator may be entered in any court having jurisdiction thereof, and the parties consent to the jurisdiction of the New York courts for this purpose. If you shall be the prevailing party in such arbitration, the Company shall promptly pay, upon your demand, all reasonable legal fees, court costs and other reasonable costs and expenses incurred by you in any legal action seeking to enforce the award in any court.

13.            Miscellaneous.

(a)            This agreement sets forth the entire agreement between you and the Company and replaces all prior and contemporaneous communications, agreements and understandings, written or oral, with respect to the terms and conditions of your employment. This agreement may not be modified or amended, and no breach shall be deemed to be waived, unless agreed to in writing by you and an expressly authorized representative of the Board. The headings and captions in this agreement are for convenience only and in no way define or describe the scope or content of any provision of this agreement. This agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument. This is a New York contract and shall be governed and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof. In the event of any alleged breach or threatened breach of this agreement, the parties hereby consent and submit to the jurisdiction of the federal and state courts in and of the State of New York and to service of legal process in the State of New York.

(b)            Notwithstanding any other payment schedule provided herein, if you are identified on the date of termination as a “specified employee” within the meaning of Section 409A(a)(2)(B) of the Code, then:

(i)            Any payment that is considered nonqualified deferred compensation subject to Section 409A of the Code (including the regulations promulgated thereunder, “Section 409A”), as determined by the Company in its sole discretion, and payable on account of a “separation from service,” will be made on the date that is the earlier of (A) the expiration of the six (6)-month period beginning on the date of your “separation from service”, and (B) your death (the “Delay Period”) to the extent required under Section 409A. Upon the expiration of the Delay Period, all payments delayed pursuant to this subsection (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) will be paid to you in a lump sum, and all remaining payments due under this agreement will be paid or provided in accordance with the normal payment dates specified for them herein.

(ii)            You shall pay the cost of any benefits to be provided during the Delay Period that are considered nonqualified deferred compensation subject to Section 409A, as determined by the Company in its sole discretion, and are provided on account of a “separation from service”; the Company shall reimburse you for that portion of the costs that the Company would otherwise have paid or would otherwise have provided upon expiration of the Delay Period, and any remaining benefits shall be reimbursed or provided by the Company in accordance with the procedures specified herein.

(c)            For purposes of Section 409A, your right to receive any installment payment pursuant to this agreement will be treated as a right to receive a series of separate and distinct payments.

(d)            In no event whatsoever will the Company be liable for any additional tax, interest or penalty that may be imposed on you by Section 409A or damages for failing to comply with Section 409A.

(e)            Whenever a payment under this agreement specifies a payment period with reference to a number of days (e.g., “payment will be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period will be within the sole discretion of the Company.

14.            Notices. Any notices provided for in this agreement shall be in writing and shall be effective when delivered in person or deposited in the United States mail, postage prepaid, and addressed to you at your last known address on the books of the Company or, in the case of the Company, to it at its principal place of business, attention of the Board, or to such other address as either party may specify by notice to the other actually received.

If the foregoing is acceptable to you, please sign this letter in the space provided and return it to me. We will provide a countersigned copy for your records.

Sincerely yours,

[___________________]

Accepted and Agreed:

[______________]
Date: May 5, 2015